EXHIBIT 99.1

        EXPRESS SCRIPTS FILES $350 MILLION PRIMARY COMMON STOCK OFFERING

     ST. LOUIS, MARCH 18, 1999--Express Scripts, Inc. (NASD: ESRX) today announced an offering for approximately 4,500,000 primary shares, or approximately $350 million, of its Class A Common Stock. The offering is being managed by Credit Suisse First Boston, BT Alex. Brown and Morgan Keegan & Company, Inc. The company plans to use the net proceeds of the offering to reduce indebtedness to be incurred in connection with its pending acquisition of Diversified Pharmaceutical Services, Inc. ("DPS") and refinancing its existing credit facility.

     Express Scripts is an independent full-service pharmacy benefit management company. The company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. The company's total membership base, prior to the pending acquisition of DPS, is approximately 23.5 million covered lives. Express Scripts currently manages approximately $5.0 billion in annual drug spending.

     Express Scripts is headquartered in St. Louis, Missouri and has additional major facilities in Minneapolis, Minnesota; Bensalem, Pennsylvania; Albuquerque, New Mexico; Tempe, Arizona; Troy, New York; and Farmington Hills, Michigan.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.